Exhibit 99.1
ASGN Incorporated Reports Fourth Quarter
and Full Year 2022 Results
Revenues Exceed High-End of Guidance Estimates

February 8, 2023

RICHMOND, VA.— (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and solutions, including technology and creative digital marketing, across the commercial and government sectors, reported financial results for the quarter and year ended December 31, 2022.

Highlights
Fourth Quarter 2022 —
•Revenues were $1.2 billion, up 9.2 percent over the fourth quarter of 2021
•Income from continuing operations was $55.6 million, and was within Guidance Estimates for the quarter
•Adjusted EBITDA (a non-GAAP measure) was $131.9 million (11.5 percent of revenues), and was within Guidance Estimates and up from the fourth quarter of 2021
•Cash flows provided by continuing operations was $75.3 million and Free Cash Flow (a non-GAAP measure) was $64.8 million
•Acquired Iron Vine Security ("Iron Vine"), a leading cybersecurity company that designs, implements and executes programs for federal customers
•Increased capacity of Senior Secured Revolving Facility to $460.0 million

Full Year 2022 —
•Revenues were $4.6 billion, up 14.3 percent over 2021, with $2.1 billion from commercial and federal IT consulting
•Income from continuing operations was $266.9 million, up 15.1 percent from 2021
•Adjusted EBITDA (a non-GAAP measure) was $559.4 million (12.2 percent of revenues), up from $483.1 million (12.0 percent of revenues) in 2021
•Commercial consulting new bookings of $1.2 billion and book-to-bill ratio of 1.2 to 1
•Federal Government Segment new awards of $1.1 billion and book-to-bill ratio of 0.9 to 1
•Cash flows provided by continuing operations was $307.8 million and Free Cash Flow (a non-GAAP measure) was $270.3 million
•Acquired two IT consulting businesses, GlideFast Consulting LLC ("GlideFast") and Iron Vine
•Repurchased 2.8 million shares of the Company's common stock for $281.4 million with $313.9 million remaining under the current repurchase program authorization

Management Commentary

"ASGN achieved another year of record revenue performance in 2022,” said ASGN Chief Executive Officer, Ted Hanson. “Fourth quarter revenues of $1.2 billion surpassed our expectations for the quarter, improving 9.2 percent as compared to the prior-year period. This strong performance resulted in record revenues of $4.6 billion for the full year, up 14.3 percent as compared to 2021. Adjusted EBITDA of $559.4 million was up 15.8 percent year-over-year.”

Mr. Hanson continued, “It is clear that ASGN’s business has hit a positive inflection point. With consulting business representing 49 percent of total revenues in fourth quarter, we are quickly approaching 50 percent of our total revenues derived from high-end, higher-margin consulting work. Continuing to move up the pyramid to provide leading IT services and solutions to the commercial and government end markets remains our focus as we begin 2023. We are projecting another year of solid growth and are on track to achieve our three-year financial targets.”

Fourth Quarter and Full Year 2022 Financial Results - Summary

	Three Months Ended			Year Ended
	December 31,		Y-Y	December 31,		Y-Y
(In millions, except per share data)	2022	2021	Change	2022	2021	Change
Revenues
Commercial Segment	$852.2	$790.5	7.8%	$3,435.7	$2,927.1	17.4%
Federal Government Segment	298.2	263.3	13.3%	1,145.4	1,082.4	5.8%
	1,150.4	1,053.8	9.2%	4,581.1	4,009.5	14.3%

Gross Margin
Commercial Segment	32.2%	32.5%	(0.3)%	32.8%	31.9%	0.9%
Federal Government Segment	22.1%	21.6%	0.5%	21.3%	19.2%	2.1%
Consolidated	29.6%	29.8%	(0.2)%	29.9%	28.5%	1.4%

Income from continuing operations	$55.6	$65.4	(15.0)%	$266.9	$231.8	15.1%
Income from discontinued operations	—	19.6	N/M	1.2	178.1	N/M
Net Income	$55.6	$85.0	N/M	$268.1	$409.9	N/M

Earnings per share - Diluted
Continuing operations	$1.10	$1.24	(11.3)%	$5.21	$4.33	20.3%
Discontinued operations	—	0.37	N/M	0.02	3.33	N/M
	$1.10	$1.61	N/M	$5.23	$7.66	N/M

Non-GAAP Financial Measures
Adjusted Net Income	$75.9	$82.1	(7.6)%	$336.7	$292.7	15.0%
Adjusted Net Income per diluted share	$1.51	$1.55	(2.6)%	$6.56	$5.47	19.9%
Adjusted EBITDA	$131.9	$130.3	1.2%	$559.4	$483.1	15.8%
Adjusted EBITDA margin	11.5%	12.4%	(0.9)%	12.2%	12.0%	0.2%
__________
Notes:
Definitions of non-GAAP measures and reconciliation to GAAP measurements are included in the tables that accompany this release.
N/M means not meaningful.

Consolidated revenues for the fourth quarter of 2022 were up 9.2 percent year-over-year. Revenues for the fourth quarter of 2022 included approximately $47.3 million from businesses acquired in the past twelve months. Excluding the contribution from acquisitions, and on a Same Billable Days basis, revenue growth was 6.4 percent year-over-year. Revenues for the quarter were above the high end of the guidance estimates with both segments contributing to the over performance and included $7.7 million in license revenues on a federal contract that were not included in those estimates.

Revenues from the Commercial Segment (74.1 percent of total revenues) were up 7.8 percent year-over-year. Assignment revenues totaled $588.1 million (69.0 percent of the segment's revenues), flat year-over-year on a Same Billable Day basis. Consulting services revenues were $264.1 million (31.0 percent of the segment's revenues), up 37.8 percent year-over-year. Excluding the contribution from GlideFast of $23.2 million, consulting services revenues increased 25.7 percent.

Revenues from the Commercial Segment's IT services and solutions division accounted for 84.9 percent of the segment's revenues, up 10.8 percent over the fourth quarter of 2021 driven by double-digit growth in consulting services and contributions from acquisitions. Revenues from the segment's creative digital marketing and permanent placement divisions accounted for 15.1 percent of the segment's revenues and were down 6.4 percent year-over-year.

Revenues from the Federal Government Segment (25.9 percent of revenues) were up 13.3 percent year-over-year. Excluding the contribution from Iron Vine of $24.1 million, revenues increased 4.1 percent.

Gross margin for the fourth quarter of 2022 was 29.6 percent, down 20 basis points year-over-year from the fourth quarter of 2021. The slight compression mainly related to business mix, which included a slightly higher mix of federal revenues that carries a lower gross margin than commercial revenues and an expected decline in the mix of permanent placement revenues, which declined 90 basis points as a percent of total revenues year-over-year.

Selling, general and administrative (“SG&A”) expenses were $229.9 million (20.0 percent of revenues), compared with $202.4 million (19.2 percent of revenues) in the fourth quarter of 2021. This increase in expense was commensurate with the growth in the business and also reflected investments in headcount and technology to support future growth. SG&A expenses also included approximately $1.5 million in acquisition, integration and strategic planning expenses, which were not included in the Company's previously-announced guidance estimates.

Income from continuing operations for the fourth quarter of 2022 was $55.6 million, compared with $65.4 million in the fourth quarter of 2021. Income from continuing operations per diluted share was $1.10, compared with $1.24 in the fourth quarter of 2021. Net income was $55.6 million ($1.10 per diluted share), compared with $85.0 million ($1.61 per diluted share) in the fourth quarter of 2021.

Adjusted EBITDA (a non-GAAP measure) was $131.9 million, up 1.2 percent over the fourth quarter of 2021 and within our guidance estimates. The Adjusted EBITDA margin (a non-GAAP measure) for the quarter was 11.5 percent, down year-over-year related to changes in business mix and higher SG&A expenses (referenced above) to support higher future growth in the business.

Capital Resources and Capital Allocation

At December 31, 2022, the Company had:
•Cash and cash equivalents of $70.3 million
•Senior Secured Revolving Credit Facility outstanding balance of $31.5 million on the $460.0 million credit facility (due 2024)
•Senior Secured Debt of $490.8 million on (term B loan facility due 2025)
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

During 2022, the Company repurchased 2.8 million shares of the Company's common stock for $281.4 million (621,383 shares for $53.8 million in the fourth quarter). Approximately $313.9 million remained available at year end for repurchases under the Company's prior authorization.

Leverage ratio (debt to trailing 12 months Adjusted EBITDA) was 1.88 to 1.0 at December 31, 2022. Borrowings under the Company’s $460.0 million Senior Secured Revolving Credit Facility are limited to a maximum Senior Secured Debt leverage ratio (ratio of Senior Secured Debt to trailing 12 months Adjusted EBITDA) of 3.75 to 1.0. The Company's Senior Secured Debt leverage ratio was 0.92 to 1.0 at December 31, 2022.

First Quarter 2023 Financial Estimates

The Company's financial estimates for the first quarter of 2023, which are set forth below, are based on current operating trends and assume no significant deterioration in the markets ASGN serves. These estimates do not include any discontinued operations or acquisition, integration or strategic planning expenses. Reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$1,140.0	$1,160.0
SG&A expenses(1)	228.9	232.1
Amortization of intangible assets	18.1	18.1
Net income	51.2	54.8

Earnings per share - Diluted:	$1.02	$1.10
Diluted shares outstanding	50.0	50.0
Gross margin	29.3%	29.5%
Effective tax rate(2)	28.0%	28.0%

Non-GAAP Financial Measures:
Adjusted EBITDA	$128.5	$133.5
Adjusted Net Income(3)	$68.7	$72.3
Adjusted Net Income per diluted share(3)	$1.37	$1.45
Adjusted EBITDA Margin	11.3%	11.5%
___________
(1) Includes non-cash expenses totaling $23.2 million, comprised of: (i) $16.7 million in stock-based compensation and (ii) $6.5 million in depreciation.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation. In the fourth quarter of 2022, excess tax benefits related to stock-based compensation reduced the effective tax rate by approximately 0.9 percent.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $8.5 million each quarter, or $0.17 per diluted share, and represent the benefit of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. There are 63 Billable Days in the first quarter of 2023, which is three more days that the fourth quarter of 2022 and the same number of days as the first quarter of 2022. The financial estimates also include estimated revenues of $54.0 million from businesses acquired in 2022 and the effects of the annual reset of payroll taxes that occur at the beginning of the calendar year.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the fourth quarter and full year 2022 and to provide first quarter 2023 estimates. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States), and the conference ID number is 13734748. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at www.asgn.com.

A replay of the conference call will be available beginning today at 7:30 p.m. ET until February 22nd, 2023. The access number for the replay is 844-512-2921 (+1-412-317-6671 for callers outside the United States) and the conference ID number is 13734748.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is a leading provider of IT services and solutions, including technology and creative digital marketing, across the commercial and government sectors. ASGN helps corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue, expense and profit estimates outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of acquisitions and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 1, 2022. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Results of Operations:
Revenues	$1,150.4	$1,053.8	$1,197.9	$4,581.1	$4,009.5
Costs of services	810.3	740.1	839.0	3,211.5	2,867.1
Gross profit	340.1	313.7	358.9	1,369.6	1,142.4
Selling, general and administrative expenses	229.9	202.4	232.6	895.0	735.8
Amortization of intangible assets	19.8	15.8	17.9	65.1	55.7
Operating income	90.4	95.5	108.4	409.5	350.9
Interest expense	(14.4)	(9.3)	(12.1)	(45.9)	(37.5)
Income before income taxes	76.0	86.2	96.3	363.6	313.4
Provision for income taxes	20.4	20.8	25.2	96.7	81.6
Income from continuing operations	55.6	65.4	71.1	266.9	231.8
Income from discontinued operations, net of income taxes	—	19.6	2.1	1.2	178.1
Net income	$55.6	$85.0	$73.2	$268.1	$409.9

Basic earnings per common share:
Continuing operations	$1.12	$1.26	$1.42	$5.27	$4.40
Discontinued operations	—	0.37	0.04	0.03	3.38
Net income	$1.12	$1.63	$1.46	$5.30	$7.78

Diluted earnings per common share:
Continuing operations	$1.10	$1.24	$1.40	$5.21	$4.33
Discontinued operations	—	0.37	0.04	0.02	3.33
Net income	$1.10	$1.61	$1.44	$5.23	$7.66

Number of shares and share equivalents used to calculate earnings per share:
Basic	49.8	52.0	50.1	50.6	52.7
Diluted	50.4	52.9	50.7	51.3	53.5

CONSOLIDATED SELECTED FINANCIAL DATA (Continued) (Unaudited)
(In millions)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Summary Statements of Cash Flow Data:
Cash provided by (used in) operating activities	$75.3	$(82.2)	$88.1	$307.8	$193.7
Cash provided by (used in) investing activities	(143.4)	(2.7)	(360.5)	(510.0)	246.5
Cash used in financing activities	(72.8)	(64.9)	(6.6)	(256.5)	(184.4)

Reconciliation of GAAP to Non-GAAP Measure:
Cash provided by (used in) operating activities	$75.3	$(82.2)	$88.1	$307.8	$193.7
Less - Cash flows from discontinued operations	—	92.2	—	—	84.0
Cash provided by operating activities from continuing operations	75.3	10.0	88.1	307.8	277.7
Less - Capital expenditures from continuing operations	(10.5)	(9.1)	(8.6)	(37.5)	(30.8)
Free Cash Flow (non-GAAP measure)	$64.8	$0.9	$79.5	$270.3	$246.9

	December 31,	December 31,
	2022	2021
Summary Balance Sheet Data:
Cash and cash equivalents	$70.3	$529.6
Working capital	539.2	858.5
Goodwill and intangible assets, net	2,461.6	2,057.4
Total assets	3,585.7	3,502.8
Long-term debt	1,066.6	1,033.9
Total liabilities	1,684.4	1,637.4
Total stockholders’ equity	1,901.3	1,865.4

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Net income	$55.6	$85.0	$73.2	$268.1	$409.9
Income from discontinued operations, net of tax	—	19.6	2.1	1.2	178.1
Income from continuing operations	55.6	65.4	71.1	266.9	231.8
Interest expense	14.4	9.3	12.1	45.9	37.5
Provision for income taxes	20.4	20.8	25.2	96.7	81.6
Depreciation	6.8	6.3	7.2	26.3	28.0
Amortization of intangible assets	19.8	15.8	17.9	65.1	55.7
EBITDA (non-GAAP measure)	117.0	117.6	133.5	500.9	434.6
Stock-based compensation	13.4	11.0	11.9	49.3	39.6
Acquisition, integration and strategic planning expenses	1.5	1.7	3.3	9.2	8.9
Adjusted EBITDA (non-GAAP measure)	$131.9	$130.3	$148.7	$559.4	$483.1

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Net income	$55.6	$85.0	$73.2	$268.1	$409.9
Income from discontinued operations, net of tax	—	19.6	2.1	1.2	178.1
Income from continuing operations	55.6	65.4	71.1	266.9	231.8
Acquisition, integration and strategic planning expenses	1.5	1.7	3.3	9.2	8.9
Tax effect on adjustments	(0.3)	(0.4)	(0.9)	(2.3)	(2.3)
Non-GAAP net income	56.8	66.7	73.5	273.8	238.4
Amortization of intangible assets	19.8	15.8	17.9	65.1	55.7
Other	(0.7)	(0.4)	(0.7)	(2.2)	(1.4)
Adjusted Net Income (non-GAAP measure)(1)	$75.9	$82.1	$90.7	$336.7	$292.7

Per diluted share:
Net income	$1.10	$1.61	$1.44	$5.23	$7.66
Adjustments	0.41	(0.06)	0.35	1.33	(2.19)
Adjusted Net Income (non-GAAP measure)(1)	$1.51	$1.55	$1.79	$6.56	$5.47

Common shares and share equivalents (diluted)	50.4	52.9	50.7	51.3	53.5
_________
(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $8.5 million per quarter approximately $0.17 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE FIRST QUARTER OF 2023
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$51.2	$54.8
Interest expense	15.9	15.9
Provision for income taxes	19.9	21.3
Depreciation expense(2)	6.7	6.7
Amortization of intangible assets	18.1	18.1
EBITDA (non-GAAP measure)	111.8	116.8
Stock-based compensation	16.7	16.7
Adjusted EBITDA (non-GAAP measure)	$128.5	$133.5

	Low	High
Net income(1)	$51.2	$54.8
Amortization of intangible assets	18.1	18.1
Other	(0.6)	(0.6)
Adjusted Net Income (non-GAAP measure)(3)	$68.7	$72.3

Per diluted share:
Net income	$1.02	$1.10
Adjustments	0.35	0.35
Adjusted Net Income (non-GAAP measure)(3)	$1.37	$1.45

Common shares and share equivalents (diluted)	50.0	50.0
_______
(1)Does not include acquisition, integration and strategic planning expenses, or excess tax benefits related to stock-based compensation. Also does not include discontinued operations.
(2)Comprised of (i) $6.5 million of depreciation included in SG&A expenses and (ii) $0.2 million of depreciation included in costs of services.
(3)Does not include the "Cash Tax Savings on Indefinite-lived Intangible Assets". These savings total $8.5 million per quarter ($0.17 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Management uses these non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, Senior Secured Debt leverage ratio and Revenues on a same Billable Days basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA and Adjusted EBITDA provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

The Senior Secured Debt leverage ratio is a ratio of the Company's Senior Secured Debt to trailing 12 months Adjusted EBITDA (gives effect to the divestiture of the Oxford business) and provides information about the Company's compliance with loan covenants.

Revenues calculated on a Same Billable Days basis provide more comparable information by removing the effect of differences in the number of billable days on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather.

Contacts:
Marie Perry
Chief Financial Officer
info@asgn.com

Addo Investor Relations
Kimberly Esterkin
310-829-5400 / kesterkin@addo.com